UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
  Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                        ML CHESAPEAKE FUTURESACCESS LLC
            (Exact name of registrant as specified in its charter)

                 DELAWARE                              30-0408283
                 --------                              ----------
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)               Identification No.)




                 c/o MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                          Princeton Corporate Campus
                                  Section 2G
                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536
              (Address of principal executive offices) (zip code)

                               Barbra E. Kocsis
                   Merrill Lynch Alternative Investments LLC
                          Princeton Corporate Campus
                                  Section 2G
                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

                                (800) 765-0995
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          --------------------------

                                  Copies to:

                               David R. Sawyier
                               Sidley Austin LLP
                              One South Dearborn
                            Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act: Units of Limited Liability Company Interest


                                            Table of Contents

Item 1:  Business.........................................................................................1

Item 2:  Financial Information...........................................................................25

Item 3:  Properties......................................................................................25

Item 4:  Security Ownership of Certain Beneficial Owners and Management..................................25

Item 5:  Directors and Executive Officers................................................................26

Item 6:  Executive Compensation..........................................................................30

Item 7:  Certain Relationships and Related Transactions..................................................30

Item 8:  Legal Proceedings...............................................................................31

Item 9:  Market Price of and Dividends on the Registrant's Common Equity and Related
         Stockholder Matters.............................................................................33

Item 10: Recent Sales of Unregistered Securities.........................................................33

Item 11: Description of Registrant's Securities to be Registered.........................................33

Item 12: Indemnification of Directors and Executive Officers.............................................35

Item 13: Financial Statements and Supplementary Data.....................................................36

Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure............36

Item 15: Financial Statements and Exhibits...............................................................36


Item 1: BUSINESS

ML CHESAPEAKE FUTURESACCESS LLC

ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers to ML Chesapeake FuturesAccess LLC (the "Fund"). Merrill Lynch Alternative Investments LLC is the manager (the "Manager") of the Fund. The Fund's trading advisor is not affiliated with the Manager or the Fund. All other service providers depicted in the organizational chart below are affiliates of the Manager.

                                                --------------------
                                                   Merrill Lynch
                                                    & Co., Inc.
                        ----------------              ML & Co.             -------------------------
                          Wholly-owned          --------------------         Indirect Wholly-owned
                        ----------------                    |  |   |       -------------------------
                                                            |  |   |
                   ---------------------------------------------   ---------------------------------------
                   |                       |                                                             |
--------------------------   -----------------------                                    -------------------------------
  Merrill Lynch, Pierce,         Merrill Lynch                                                   Merrill Lynch
      Fenner & Smith           International & Co.                                         Alternative Investments LLC
       Incorporated          -----------------------                                                  MLAI
          MLPF&S                           |                                            -------------------------------
--------------------------       Wholly-owned                                                            |
   .            ^  ^                       |                                                             |
   .            |  |               ------------------------                                              |
   .            |  |                     Merrill Lynch                                                   |
   .            |  |                  International Bank                                                 |   Manager's
   .            |  |                         MLIB                                                        |   Interest
   .            |  |               ------------------------                                              |
   .            |  |                       .         /\                                                  |
   .            |  |                       .            \                                                |
   .            |  |                       .   Currency    \                                             |
   .            |  |                       .    Trading       \                                          |
   .            |  |                       . Arrangements        \                                       |
   .            |  |                       .                        \                                    |
   .            |  |                       .                           \                                 |
   .            |  |                       .                              \                              |
   .            |  |                       .                                 \                           |
   .            |  |                       .                                    \                        |
   .            |  |                       .                                       \                     |
   .            |  |                       .                                          \   ----------------------------
   .            |  |                       .                                             \
   .            |  |  Selling Agreement    .                                                      ML Chesapeake
   .            |   ----------------------------------------------------------------------      FuturesAccess LLC
   .            |     Customer Agreement   .
   .             -------------------------------------------------------------------------
   .                                       .                                              ----------------------------
   .                                       .                                                             |
   .                    Access to Markets  .                                                             |
   .                                       .                                                             |
   .                                       .                                              ----------------------------
   .                                       .
   .                                       .                                                     Chesapeake Capital
   .                                       .                                                        Corporation
   .                                       .
   .                                       .
   .                                       .                                              ----------------------------
   .                                       .                                                             |
   .                                       .                                                             |
   .                                       .                                                             |
   .                                       .                                              ----------------------------
   .                                       .
   .                                       .                                                         U.S. and
    ------------------------------------------------------------------------------------->        International
                                                      Access to Markets                          Futures Markets


                                                                                          ----------------------------



     Other than the Trading Advisor, all of the entities indicated in the Organizational Chart are Merrill Lynch affiliates.

     For convenience, ML&Co. and entities affiliated with it are sometimes collectively referred to as "Merrill Lynch."

The Fund is a Delaware limited liability company, formed on March 8, 2007, that utilizes a professional trading advisor to engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts. The Fund commenced trading on April 1, 2007. The Fund is an actively managed account with speculative trading profits as its objective.

Under its Limited Liability Company Operating Agreement ("Operating Agreement"), the Fund has delegated the exclusive management of all aspects of the business and administration of the Fund to the Manager, a Delaware limited liability company. The Manager is registered with the Commodity Futures Trading Commission ("CFTC") as a Commodity Pool Operator ("CPO") and Commodity Trading Advisor ("CTA") and is a member of the National Futures Association ("NFA") in such capacities. The Manager is registered with the Securities and Exchange Commission ("SEC") as an investment adviser and transfer agent.

The Fund's assets are used to engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts pursuant to the investment methodology of the Fund's trading advisor, Chesapeake Capital Corporation (the "Trading Advisor"). The Manager is responsible for selecting and monitoring the Trading Advisor, and it may replace the Trading Advisor in the future.

The Fund commenced operations on April 1, 2007, but no performance information was available as of June 22, 2007.

The Fund's business constitutes only one segment for financial reporting purposes, i.e., operating a speculative "commodity pool." The Fund does not engage in sales of goods or services.

General

The Fund trades in the international futures and forward markets with the objective of achieving substantial capital appreciation. One of the aims of the Fund is to provide diversification to a limited portion of the risk segment of investors' portfolios into an investment field that has historically often demonstrated a low degree of performance correlation with traditional stock and bond holdings. Traditional portfolios invested in stocks, bonds and cash equivalents can be diversified by allocating a portion of their assets to non-traditional investments such as managed futures. Because of its potential non-correlation with the performance of stocks and bonds, the non-traditional component can help to improve long-term returns and reduce portfolio volatility, although there can be no assurance that the Fund will achieve these objectives.

The Fund and the Manager have entered into an advisory agreement with the Trading Advisor whereby the Trading Advisor trades in the international futures and forwards markets pursuant to the Trading Advisor's Diversified Program (the "Trading Program").

A general description of the Trading Advisor's trading approach immediately follows, with a more specific explanation of the Trading Program and the markets traded by the

Trading Program following the general description. Since the Trading Advisor's trading strategies and programs are proprietary and confidential, the discussion below is of a general nature and it is not intended to be exhaustive.

In general, the Trading Advisor analyzes markets, including price action, market volatility, open interest and volume ("technical analysis") as a means of predicting market opportunity and discovering any repeating patterns in past historical prices. The Trading Advisor generally employs a computerized analysis of a large number of interrelated statistical and mathematical formulas and techniques -- based on an extensive proprietary and confidential database of prices, volatility, volume, open interest and various other market statistics -- to search for patterns in data and to develop, use and monitor trading strategies. The Trading Advisor places primary emphasis on technical analysis in assessing market opportunities.

The Trading Advisor's trading decisions are based on a combination of its systems, its techniques for determining the timing of its trades, its trading discretion, judgment and experience and on market opportunities. The Trading Advisor's trading methodology is both systematic and strategic. Trading decisions require the exercise of strategic judgment by the Trading Advisor in evaluating its technical trading methods, in their possible modification from time to time, and in their implementation.

The Trading Program

The Trading Advisor is free to use its discretion whether to follow any trading signals or parameters generated by its technical trading strategies and the Trading Program. The decision not to trade certain markets or not to make certain trades indicated by the Trading Advisor's systems can materially affect performance. Under no circumstances is the Trading Advisor compelled to follow any of the trading indications generated by the Trading Program.

The Trading Advisor has the right to employ any form or method of technical analysis that it deems appropriate in trading the Trading Program. By way of example, the technical trading strategies and programs utilized by the Trading Advisor may be significantly revised from time to time by the Trading Advisor as a result of ongoing research and development, which seeks to devise new trading strategies and programs as well as test its current technical strategies and programs. The Trading Advisor will not notify clients of such revisions or changes to the Trading Program as they may occur.

Exchanges on which the Trading Program's transactions will take place will include, but are not limited to, all exchanges in the United States, as well as non-U.S. exchanges which include but are not limited to the Belgian Futures and Options Exchange (BELFOX), the EURONEXT/LIFFE, the International Petroleum Exchange of London Ltd., the London Metal Exchange, the Italian Derivatives Market (IDEM), the Korean Stock Exchange (KSE), MONEP/EURONEXT, the Mercado Espanol de Futuros Financieros (MEFFSA), the Eurex Deutschland (EUREX), the Hong Kong Futures Exchange Ltd., the Montreal Exchange (ME), the Osaka Securities Exchange (OSE), the Tokyo Commodity Exchange, the Tokyo Grain Exchange (TGE), the Tokyo International

Financial Futures Exchange (TIFFE), the Tokyo Stock Exchange (TSE), the Singapore Exchange (SGX), the Sydney Futures Exchange Ltd. and the Winnipeg Commodity Exchange. In addition, the Trading Advisor continually monitors numerous markets, both U.S. and non-U.S., and initiates trades at any point it determines that a market is sufficiently liquid and tradable using the methods employed by the Trading Advisor.

The Trading Advisor renders advice regarding transactions in physical commodities, including exchange of futures for physicals transactions ("EFP"). An EFP is a transaction permitted under the rules of many futures exchanges in which two parties exchange a cash market position for a futures market position (or vice versa) without making an open, competitive trade on the exchange. The prices at which such transactions are executed are negotiated between the parties.

The Trading Advisor may utilize swaps on behalf of its clients' private accounts, including the Fund. A swap transaction is an individually negotiated, non-standardized agreement between two parties to exchange cash flows (and sometimes principal amounts) measured by different interest rates, exchange rates, indices or prices, with payments generally calculated by reference to a principal amount or quantity. The Trading Advisor may enter into swap transactions involving or relating to interest rates, currencies, commodities or indices. Swaps may be utilized for a number of reasons, including to achieve greater exposure to markets in which the Trading Advisor is constrained by speculative position limits from taking additional positions in exchange-traded contracts, to access markets not accessible through exchange-traded instruments and to allow customization of positions. The Trading Advisor may also trade other types of over-the-counter derivative contracts on behalf of private accounts.

The Trading Advisor may utilize security futures in its trading for the the Trading Program, but the Trading Advisor expects that such trading will be a relatively small part of the Trading Program and the predominant risk/return will come from futures and currency trading. A "security future" means a contract of sale for future delivery of a single security or of a narrow-based security index, including any interest therein or based on the value thereof. Security futures are only traded on common stock, a narrow-based index, or such other equity securities as the SEC and the CFTC jointly determine to be appropriate. The term "security futures product" means a security future or any put, call, straddle, option, or privilege on any security future.

The Trading Advisor generally uses between 10% and 30% of the equity in a fully funded private account as original margin for trading in the Trading Program, but at times the margin-to-equity ratio can be higher. The low margin normally required in futures trading permit an extremely high degree of leverage, margin requirements for futures trading being in some cases as little as 2% of the face value, or "exposure," of the contracts traded. Therefore, the gross value of positions held in a private account may be several times the value of such account. Consequently, even a slight movement in the prices of open positions in a private account could result in immediate and substantial losses to the investor.

The risk assumed and, consequently, the potential for profit experienced by a particular private account at different times, and by different private accounts at the same time, vary significantly according to the program(s) traded, the market conditions, the percentage gained or lost in such account, the size of such account, the brokerage commissions, the management fees and the incentive fees charged to such account, the contracts, if any, excluded from such account by the client, and the time such account commenced trading. Accordingly, no investor in the Fund (each, an "Investor") should expect to achieve the same performance as that of any other account traded previously, simultaneously, or subsequently by the Trading Advisor, or of the composites presented herein.

Programs that exclude or emphasize certain markets often perform differently than programs utilizing different markets. The Trading Advisor generally attempts to manage private accounts in programs that differ in terms of leverage or exposure only, such that the gross returns (before fees), positive or negative, are a multiple of each other based on the leverage differential. However, many factors can, sometimes significantly, affect account performance and these performance relationships, including but not limited to differences in the timing of additions and withdrawals and the resulting adjustment trades, varying fills, changes in position size to reduce risk during losing periods by the Trading Advisor that affect an account in one program but not other account(s) in other programs that use proportionately higher or lower exposure, differences in brokerage commissions, and other factors. Accordingly, every program will underperform or overperform the anticipated multiple or fraction of a differently leveraged program.

The Trading Advisor originally commenced trading pursuant to the Trading Program in February 1988. The Trading Program emphasizes a wide range of diversification by utilizing a global portfolio of futures contracts including, but not limited to, agricultural products, precious and industrial metals, currencies, financial instruments, and stock, financial and economic indices. These futures contracts are traded on a highly leveraged basis. The decision to periodically add or subtract markets from the Trading Program shall be at the sole discretion of the Trading Advisor. The Trading Advisor's clients will not be informed of these changes as they occur.

The decision to periodically add or subtract markets from the Trading Program is at the sole discretion of the Trading Advisor. The Trading Advisor's clients will not be informed of these changes as they occur.

Fund Structure and Agreements

The Fund accesses the Trading Program through a managed account.

The Trading Advisor has the sole and exclusive authority and responsibility for directing the Fund's trading, subject to the Manager's fiduciary authority to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Fund. The Manager may also override the trading instructions of the Trading Advisor to the extent necessary: (i) to fund any distributions or redemptions of the Fund's units of limited liability company interest ("Units") to be made by the Fund; (ii) to pay the Fund's expenses; and/or (iii) to comply with speculative position limits;

provided that the Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i) and (ii) prior to exercising its override authority. The Trading Advisor will have no liability for the results of any of the Manager's interventions above.

The advisory agreement among the Trading Advisor, the Manager and the Fund initially terminates on December 31, 2016. After that, the advisory agreement will automatically be renewed for successive three-year periods, on the same terms, unless terminated by either the Trading Advisor or the Fund upon 90 days' notice to the other party. Additionally, either the Manager or the Trading Advisor may terminate the advisory agreement upon 30 days' notice as of the end of the first full calendar quarter subsequent to the twelfth month-end after the date of the advisory agreement if, as of such twelfth month-end, the Fund does not have an aggregate capitalization of at least $25 million. The Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate the advisory agreement as a result of a material breach hereof by the other party, after due notice and an opportunity to cure. The advisory agreement will terminate immediately if the Fund terminates and be dissolved as determined by the Manager.

The advisory agreement provides that the Fund will indemnify, defend and hold harmless the Trading Advisor and its affiliates, and their respective owners, principals, directors, officers, employees, representatives or controlling persons ("Trading Advisor Parties") from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; except to the extent that the Fund shall have approved such settlement) (collectively, "Losses") resulting from a demand, claim, lawsuit, action or proceeding relating to any of such person's actions or capacities relating to the business or activities of the Fund pursuant to the advisory agreement; except to the extent that the conduct of such person which was the subject of such Losses constituted negligence, misconduct or a breach of the advisory agreement or of any fiduciary obligation to the Fund and was done in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Fund. The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

     Use of Proceeds and Cash Management Income

          Subscription Proceeds

The Fund's cash is used as security for and to pay the Fund's trading losses as well as its expenses and redemptions. The primary use of the proceeds of the sale of the Units is to permit the Trading Advisor to trade on a speculative basis in a wide range of different futures and forwards markets on behalf of the Fund. While being used for this purpose, the Fund's assets are also generally available for cash management.

               Markets Traded

The Trading Program engages in speculative trading in United States and non-United States futures and forward markets, including currency trading, may utlize security futures trading and may utilize over-the-counter derivative contracts such as swaps on behalf of the Fund. The Trading Program's predominant risk/return will come from futures and currency trading.

          Custody of Assets

All of the Fund's assets will be held in CFTC-regulated customer accounts at Merrill Lynch.

          Interest

The Fund will generally earn interest, as described below, on its "Cash Assets," which can be generally described as the cash actually held by the Fund, plus its "open trade equity," i.e., unrealized gain and loss marked to market daily on open positions. Cash Assets are held primarily in U.S. dollars, and to a lesser extent in foreign currencies, and are comprised of the following: (a) the Fund's cash balances, plus open trade equity on United States futures; and (b) the Fund's cash balance in foreign currencies as a result of realized profits and losses derived from its trading in non-U.S. dollar-denominated futures and options contracts, plus open trade equity on those exchanges which settle gains and losses on open positions in such contracts prior to closing out such positions. Cash Assets do not include, and the Fund does not earn interest income on, the Fund's gains or losses on its open forward, commodity option and certain non-U.S. futures positions since such gains and losses are not collected or paid until such positions are closed out.

The Fund's Cash Assets may be greater than, less than or equal to the Fund's net asset value (on which the redemption value of the Units is based) primarily because net asset value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") in the course of acting as commodity broker for the Fund, lends certain currencies to, and borrows certain currencies from, the Fund. In the course of doing so, MLPF&S both retains certain amounts of interest and receives other economic benefits. In doing so, MLPF&S follows its standard procedures (as such procedures may change over time) for paying interest on the assets of the commodity pools sponsored by the Manager and other MLPF&S affiliates and traded through MLPF&S.

MLPF&S estimates that the net effect of MLPF&S's interest income and foreign currency arrangements is that the Fund can expect to earn interest at the prevailing Federal Funds effective rate minus 50 basis points on approximately 75% of the Fund's Cash Assets, although the actual interest earned could be less than this amount in certain circumstances.

Charges

The Fund offers four classes of Units: Class A, Class C, Class I and Class D. The distinguishing factor among the classes are the fees which will be charged to each class.


Description of Current Charges.
-------------------------------

------------------------ ----------------- ---------------------------------------------------------------------------------
                         Nature of
Recipient                Payment                                          Amount of Payment
------------------------ ----------------- ---------------------------------------------------------------------------------
MLPF&S                   Sales Commission  Sales commissions are based on gross subscription amounts (i.e., the total subscription prior to deduction of the sales commission)

                                           Class A
                                           -------

                                           1.00% - 2.50%

                                           The initial sales commission applicable to subscriptions for Class A Units are as follows:

                                           Subscriptions less than $1,000,000                                    2.5%
                                           Subscriptions of at least $1,000,000; less than $2,000,000            2.0%
                                           Subscriptions of at least $2,000,000; less than $3,000,000            1.5%
                                           Subscriptions of at least $3,000,000; less than $5,000,000            1.0%

                                           Class C
                                           -------

                                           None

                                           Class I
                                           -------

                                           Up to 0.50%

                                           Class D
                                           -------

                                           Up to 0.50%

------------------------ ----------------- ---------------------------------------------------------------------------------
The Manager              Sponsor Fees      Class A Units (which pay sales commissions) pay the Manager a monthly Sponsor
                         asset-based)      Fee of 1/12 of 1.5%, of their month-end net asset value.

                                           Class C Units (which pay no sales commissions) pay the Manager a monthly
                                           Sponsor Fee of 1/12 of 2.5% of their month-end net asset value.

                                           Class I Units (which pay sales commissions) pay the Manager a
------------------------ ----------------- ---------------------------------------------------------------------------------


                                                           8


------------------------ ----------------- ---------------------------------------------------------------------------------
                         Nature of
Recipient                Payment                                          Amount of Payment
------------------------ ----------------- ---------------------------------------------------------------------------------
                                           monthly Sponsor Fee of 1/12 of 1.1% of their month-end net asset value.

                                           Class D Units (which pay sales commissions) pay no Sponsor Fees.

                                           Net asset value, for purposes of calculating the Sponsor Fee, is calculated prior to reduction for the Sponsor Fee being calculated.

------------------------ ----------------- ---------------------------------------------------------------------------------
The Trading Advisor      Management Fees   As of the last business day of each calendar month, the Fund will pay the
                         (asset-based)     Trading Advisor a Management Fee equal to 1/12 of 2.0% (a 2.0% annual rate) of the aggregate gross asset value (prior to reduction for any accrued
                                           Performance Fees or for the Management Fee being calculated) of the Fund.
                                           Such Management Fee shall be pro rated in the case of partial calendar months, but shall not be subject to rebate once paid. The Manager will receive a portion of the Management Fees payable to the Trading Advisor.
------------------------ ----------------- ---------------------------------------------------------------------------------


                                                           9


----------------------- ------------------ ---------------------------------------------------------------------------------
Recipient               Nature of Payment                                 Amount of Payment
----------------------- ------------------ ---------------------------------------------------------------------------------
The Trading Advisor     Performance Fees   The Fund will pay to the Trading Advisor, as of each December 31 ("Performance
                                           Fee Calculation Date"), an Performance Fee equal to 20% of any New Trading
                                           Profit* recognized by the Fund as of such Performance Fee Calculation Date.
                                           When there is an accrued Performance Fee at the time any capital withdrawal is made, the Performance Fee attributable to such reallocation will be paid.
                                           Such Performance Fee shall be determined by multiplying the Performance Fee that would have been paid had the date of the capital withdrawal been an
                                           Performance Fee Calculation Date by the fraction the numerator of which is the amount of the capital withdrawal and the denominator of which is the net asset value of the Fund immediately prior to the capital withdrawal, in each case prior to reduction for the accrued Performance Fee. Such Performance Fee will be paid from and reduce the amount of the capital withdrawal.

                                           The Manager will receive a portion of any such Performance Fees payable to the Trading Advisor.
----------------------- ------------------ ---------------------------------------------------------------------------------
MLPF&S                  Brokerage          The Fund's brokerage commissions will be paid on the completion or liquidation
                        Commissions        of a trade and are referred to as "round-turn" commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract (a "round-turn" commission). A portion of the brokerage fees payable by the Fund will be paid to the Fund's executing brokers, which may or may not include MLPF&S, as the commission for their execution services.

----------------------- ------------------ ---------------------------------------------------------------------------------

____________________________
* "New Trading Profit" equals any increase in the net asset value of the
Fund as of the current Performance Fee Calculation Date over the "High Water
Mark" attributable to Fund. The "High Water Mark" attributable to the Fund is equal to the highest net asset value attributable to the Fund after reduction for the Performance Fee then paid, as of any preceding Performance Fee
Calculation Date. The High Water Mark will be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals are made from the Fund (other than to pay expenses). The proportionate High Water
Mark reduction made as a result of capital withdrawals will be calculated by multiplying the High Water Mark in effect immediately prior to such capital withdrawal by the fraction the numerator of which is the net asset value of the Fund immediately following such reallocation and the denominator of which is the net asset value of the Fund immediately before such capital withdrawal, in each case prior to reduction for any accrued Performance Fee.


                                      10


----------------------- ------------------ ---------------------------------------------------------------------------------
                                           The "round-turn" commissions paid by the Fund will not exceed $15 per round-turn, except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn due to the large size of the contracts traded. In general, the Manager estimates that aggregate brokerage commission charges (including F/X spreads) will not exceed 3% and should range between 1.2% and 2.4% per annum of the Fund's average month-end assets.

----------------------- ------------------ ---------------------------------------------------------------------------------
Various, Banks          Currency (F/X)     The Fund's currency trades, if any, may be executed in the spot and forward
and Dealers,            Dealer Spreads     foreign exchange markets (the "F/X Markets") where there are no direct
including                                  execution costs. Instead, the participants, banks and dealers in the F/X
Merrill Lynch                              Markets, including Merrill Lynch International Bank ("MLIB"), take a "spread"
International                              between the prices at which they are prepared to buy and sell a particular
Bank                                       currency, and such spreads are built into the pricing of the spot or forward contracts with the Fund. The Manager anticipates that some of the Fund's foreign currency trades will be executed through MLIB, an affiliate of the
                                           Manager.

                                           Should the Fund engage in EFP trading, the Fund would acquire cash currency positions through banks and dealers, including Merrill Lynch. The Fund would pay a spread when they exchange these positions for futures. This spread would reflect, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the dealer, such as MLIB.
----------------------- ------------------ ---------------------------------------------------------------------------------
Service Providers,      Operating Costs    The Fund pays, in addition to the other expenses described above, its operating
including Merrill                          costs, including, without limitation: ongoing offering expenses; execution and
Lynch Entities                             clearing brokerage commissions (as described above); forward and over-the-counter trading spreads; administrative, transfer, exchange and redemption processing, legal, regulatory, filing, tax, audit, escrow, accounting and printing fees and expenses -- as well as extraordinary expenses. Such operating costs are allocated pro rata among the Fund's classes of Units based on their respective net asset values.

                                           The Manager has retained an outside service provider to supply certain services, including, but not limited to, transfer agency, tax reporting, accounting and escrow services, to the Fund. Operating costs include the
                                           Fund's allocable share of the fees and expenses of such service provider, as well as the fees and expenses of any Merrill Lynch entity or other service provider which may provide such (or other) services in the future.
----------------------- ------------------ ---------------------------------------------------------------------------------


                                                           11


----------------------- ------------------ ---------------------------------------------------------------------------------
The Manager             Organizational     The Manager may advance the expenses incurred in connection with the organization
                        and Initial        of Fund and the initial offering of its Units. Such costs are estimated to
                        Offering Costs     range from $100,000 to $150,000, although they could exceed this estimate. The
                                           Fund reimbursed the Manager for these costs from the proceeds of the issuance of the Fund's Units. Such costs are amortized against net asset value in 60 monthly installments, beginning with the first month-end after the initial issuance of such Units (for financial reporting purposes, all such costs must be deducted from net asset value as of the date of such initial issuance).

----------------------- ------------------ ---------------------------------------------------------------------------------


    Break Even Analysis


Breakeven Table     In order for an Investor to "break even" on an investment
                    in the Fund during the first year, an initial investment of $10,000 must earn trading profits of: Class A, $310 or 3.10% (due to a $250 or 2.5% selling commission); Class C,
                    $160 or 1.60%; Class I, $70 or 0.70% (due to a $50 or 0.5%
                    selling commission) (in each case, assuming interest income of 4.25%). An initial investment of $10,000 in Class D Units will result in an excess of $40 or 0.40%
                    (after a $50 or 0.5% selling commission), assuming interest income of 4.25%.


                                               Twelve-Month Breakeven Table

Expenses                             Class A                 Class C                  Class I                 Class D
--------                             -------                 -------                  -------                 -------

                              Percentage    Dollar    Percentage    Dollar    Percentage    Dollar     Percentage   Dollar
                              -----------   -------   -----------   -------   -----------   -------    -----------  ------
                                of NAV*      Amount     of NAV*      Amount     of NAV*      Amount      of NAV*    Amount
                                -------      ------     -------      ------     -------      ------      -------    ------
Sales Commissions**              2.50%        $250          --          --        0.50%         $50        0.50%       $50

Organizational and               0.50%         $50       0.50%         $50        0.50%         $50        0.50%       $50
Operating Costs***

Brokerage Commissions and        0.50%         $50       0.50%         $50        0.50%         $50        0.50%       $50
F/X Spreads***
(estimated)

Sponsor's Fees                    1.5%        $150        2.5%        $250         1.1%        $110           --        --

Management Fees                   2.0%        $200        2.0%        $200         2.0%        $200         2.0%      $200

Interest Income***             (4.25)%      $(425)     (4.25)%      $(425)      (4.25)%      $(425)      (4.25)%    $(425)

TWELVE-MONTH BREAKEVEN****       2.75%        $275       1.25%        $125        0.35%         $35      (0.75)%     $(75)

* Assumes a constant $10,000 net asset value.


** The sales commissions are a one-time charge which will not be included in the breakeven return after the first year in which Units are sold.

*** Estimated. Brokerage commissions and F/X Spreads, in particular, may differ materially from such estimates. The Manager does not expect brokerage commissions and F/X spreads to exceed 3% per annum of the Fund's average month-end net assets.

**** Because the breakeven table assumes a twelve-month breakeven and Performance Fees are paid annually, no Performance Fees are reflected in the breakeven table.


Regulation

The Manager and the Trading Advisor are registered with the CFTC as commodity pool operators and commodity trading advisors and are members of the NFA in such capacities. MLPF&S is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity. MLPF&S is a clearing member of the Chicago Board of Trade and the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges. Other than in respect of the registration requirements pertaining to the Fund's securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Fund is generally not subject to regulation by the SEC. However, the Manager itself is registered as an "investment adviser" under the Investment Advisers Act of 1940. MLPF&S is also regulated by the SEC and the National Association of Securities Dealers, Inc. ("NASD").

Conflicts of Interest

     Merrill Lynch-Affiliated Entities

Other than the Trading Advisor, many of the parties involved in the operations of the Fund are affiliated with Merrill Lynch. Consequently, many of the business terms of the Fund have not been negotiated at arm's length. Were Investors to seek redress from Merrill Lynch for damages relating to the offering of the Units or the operations of the Fund, they (i) would be unlikely to have recourse against any Merrill Lynch entity which is not a direct party to an agreement with the Fund, and (ii) would be likely to have such recourse even in the case of such direct party entities only on a derivative basis, suing not individually but in the right of the Fund.

     MLPF&S and MLIB

MLPF&S executes trades for different clients in the same markets at the same time. Consequently, other clients may receive better prices than the Fund on the same trades, causing the Fund to pay higher prices for its positions.

Many MLPF&S clients pay lower brokerage rates, and MLIB clients pay lower bid-ask spreads, than the Fund. Brokerage commissions and bid-ask spreads have a major impact on the Fund's performance, and the cumulative effect of the higher rates paid by the Fund is material.

MLPF&S and MLIB each must allocate their resources among many different clients. They have financial incentives to favor certain accounts over the Fund. Because of the competitive nature of the markets in which the Fund trades, to the extent that any of MLPF&S or MLIB prefer other clients over the Fund, the Fund is likely to incur losses.

MLPF&S and MLIB do not have to compete to provide services to the Fund; consequently, there is no independent check on the quality of their services.

     The Manager

          Use of Merrill Lynch Affiliates

The Manager and its affiliates are the Fund's primary service providers, other than the Trading Advisor and certain executing brokers utilized by the Fund, and will remain so even if using other firms would be more advantageous for the Fund.

          Other Funds Sponsored by the Manager

The Manager might be able to add more value to the Fund were certain Manager personnel to focus exclusively on managing the Fund, but none do so. The Manager benefits from operating accounts other than the Fund because such accounts generate significant revenues for it, and also diversify the Manager's exposure to one or more of such accounts that may perform poorly.

The Manager sponsors numerous funds and has financial incentives to favor certain of such funds over the Fund.

Certain clients of the Manager pay materially lower brokerage rates than do the Fund. In particular, certain institutional clients of Merrill Lynch receive, as a result of arm's-length negotiations, better commission rates than the Fund.

There is, in general, a shortage of qualified futures trading advisors available to manage customer assets. The Manager has a conflict of interest in selecting the Trading Advisor for the Fund and for other accounts sponsored by the Manager.

Because the Fund pays brokerage commissions and forward trading spreads to MLPF&S and MLIB on a per trade basis, the Manager has an incentive to select a trading advisor which trades in higher volume, generating more revenue for MLPF&S.

Because the Manager receives a rebate of a portion of the Performance Fees paid to the Trading Advisor, the Manager may have an incentive to select a more speculative trading advisor for the Fund than the Manager otherwise would.

The Manager may from time to time have a conflict of interest between facilitating the ongoing offering of the Units and making trading advisor or other changes which the Manager would otherwise believe to be in the best interests of the Fund.

The Trading Advisor

     Other Clients and Business Activities of the Trading Advisor

The Fund might benefit significantly from an exclusive focus by the Trading Advisor on the Fund rather than on its other accounts, including accounts owned by its principals. The Fund could be adversely affected by the fact that the Trading Advisor trades other accounts at the same time that it is managing the Fund's account. The Trading Advisor has numbers different clients and financial incentives to favor certain of such clients over the Fund.

The Trading Advisor and its principals devote a substantial portion of its business time to ventures and accounts other than managing the Fund's account, including, in some cases, ventures which are unrelated to futures trading.

The Trading Advisor acts, and may continue to act in the future, as a sponsor of its own single- or multi-advisor futures funds. Such funds may, from time to time, be in direct competition with the Fund for positions in the market.

     Brokers and Dealers Selected by the Trading Advisor

The Trading Advisor may, as a condition of its managing the Fund's account, determine that such account trade through certain non-Merrill Lynch brokers with which the Trading Advisor has ongoing business dealings (even though Merrill Lynch remains the clearing broker for the Fund). The Trading Advisor may have a conflict of interest between insisting on the use of such brokers and using the brokers most advantageous for the Fund.

The Trading Advisor may execute a number of the trades for the Fund's account through executing brokers affiliated with the Trading Advisor.

     Performance Fees

The fact that the Trading Advisor is eligible to receive Performance Fees may cause it to trade in a more speculative fashion than it otherwise would.

     Financial Advisors

Financial Advisors are the individual Merrill Lynch brokers who deal directly with Merrill Lynch clients. Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions. Financial Advisors receive initial selling commissions and ongoing compensation on the Units they sell and have a financial incentive to encourage Investors to purchase and not to redeem their Units.

     Proprietary Trading

The Manager, MLPF&S, the Trading Advisor, their respective affiliates, principals and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients. Records of this trading will not be available for inspection by Investors. Such persons may take positions which are the same as or opposite to those held by the Fund. As a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not in violation of their fiduciary or other duties, such persons may from time to time take positions in their proprietary accounts ahead of the positions taken for the Fund. In addition, on occasion orders may be filled more advantageously for the account of one or more such persons than for the Fund's account.

     Transactions Between Merrill Lynch and the Fund

The majority of the service providers to the Fund, other than the Trading Advisor, the Fund's independent auditors and outside counsel to Merrill Lynch, are affiliates of Merrill Lynch. Merrill Lynch negotiated with the Trading Advisor regarding the level of its advisory fees and performance-based compensation. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

The Fund pays Merrill Lynch substantial brokerage commissions as well as bid-ask spreads on forward currency trades. The Fund also pays MLPF&S interest on short-term loans extended by MLPF&S to cover losses on foreign currency positions.

In the case of EFP transactions with MLIB, Merrill Lynch recognizes certain incremental profits from the "differential" at which the Fund's cash currency positions are exchanged for futures. Although MLPF&S will incur brokerage costs (without any incremental brokerage commission revenue) on the futures "side" of such EFPs, the Manager may have a financial incentive to encourage the Trading Advisor to trade EFPs to a greater extent than it otherwise might.

Certain entities in the Merrill Lynch organization are the beneficiary of certain of the revenues generated from the Fund. The Manager controls the management of the Fund and serves as its sponsor. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

Reports

Each month the Manager sends such information to the Investors as the CFTC requires to be given, as well as any such other information as the Manager may deem appropriate (including the percentage change in the net assets of the Fund during such month and the net asset value per Unit). Investors will also receive, not more than 90 days after the close of the Fund's fiscal year, audited financial statements and the tax information necessary for the preparation of their annual federal income tax returns.

The approximate net asset value per Unit is available at any time from the Manager upon request.

The Fund trades on a number of foreign commodity exchanges. The Fund does not engage in the sales of goods or services.

Risk Factors

     Investors May Lose All or Substantially All of Their Investment

Investors must be prepared to lose all or substantially all of their investment. The Fund has no "principal protection" feature assuring the return of Investors' initial investment as of a specified future date. There can be no assurance that the Fund will achieve its objective or avoid substantial or total losses.

     Brief Performance History

The Fund has only operated for less than a month and has no performance history.

     Past Performance Not Necessarily Indicative of Future Results

Past performance is not necessarily indicative of future results. The Trading Advisor's past performance may not be representative of how it may trade in the future for the Fund and does not reflect the additional fees charged by the Fund. The past performance of the Fund is not necessarily indicative of the Fund's future results. The past performance of funds within the Manager's FuturesAccess Program (each, a "FuturesAccess Fund"), either individually or in any combination, is not indicative of the future results of the Fund.

     Volatile Markets; Highly Leveraged Trading

Futures and forward trading is highly leveraged, and market price levels are volatile and materially affected by unpredictable factors such as weather and governmental intervention. The combination of leverage and volatility creates a high degree of risk. Additionally, although the Trading Advisor may initiate stop-loss orders on certain positions to limit downside exposure, there can be no assurance that any such stop-loss order will be executed at the desired price or time.

The low margin requirements applicable to futures trading permits traders to use an extraordinarily high degree of leverage. The Fund will often hold futures positions with a face value of 8-10 times the equity of the Fund.

     Limited Liquidity

Units may only be redeemed as of the end of a calendar month upon at least 10 days' prior notice. While the Fund generally provides substantially greater Investor liquidity than do private investment funds which trade securities ("hedge funds"), this is not always the case, and under certain market conditions the Fund may provide only limited investment liquidity. In disrupted markets, the Fund may not be able to meet redemption requests on a timely basis.

     Substantial Charges

The Fund is subject to substantial charges. Moreover, certain of these charges -- brokerage commissions and F/X spreads -- depend on trading frequency and, under certain market conditions, may substantially exceed estimated levels.

     Importance of General Market Conditions

Overall market or economic conditions -- which neither the Manager nor the Trading Advisor can predict or control -- have a material effect on the performance of any managed futures strategy. Such overall conditions can adversely affect the performance of the Trading Advisor.

Many speculative futures strategies are trend-following trading systems which anticipate that more than half of their trades will be unprofitable and seek to achieve overall profitability by substantial gains made on a limited number of positions. These strategies can generally only be successful in markets in which strong price trends occur. In stagnant markets in which such trends do not occur, or in "whipsaw markets" in which apparent trends develop but then quickly reverse, trend-following trading systems are likely to incur substantial losses.

     No Assurance of Non-Correlation; Limited Value of Non-Correlation Even if Achieved

Not only is the past performance of the Fund or the Trading Advisor not necessarily indicative of its future results (due to the speculative character of managed futures), but also there can be no assurance that the Fund's results will be non-correlated with (i.e., unrelated to) the general stock and bond markets. If the Fund's performance is not non-correlated with these markets, the Fund cannot help to diversify an overall portfolio.

Investors should evaluate an investment in the Fund in terms of the alternative of an investment in a cash equivalent, such as 91-day Treasury bills, which can be relied upon to (i) be generally non-correlated with equity and debt price levels, (ii) generate a positive yield and cash flow, (iii) be highly liquid, (iv) have almost no risk of loss of principal and (v) incur virtually no costs or expenses.

Even if the Fund's performance is generally both profitable and non-correlated to the general stock and bond markets, there are highly likely to be significant periods during which the Fund's results are similar to those of an Investor's stock and bond holdings, thereby reducing or eliminating the Fund's diversification benefits. During unfavorable economic cycles, an investment in the Fund may increase rather than mitigate a portfolio's aggregate losses.

     Systematic Strategies

The widespread use of technical trading systems frequently results in numerous managers attempting to execute similar trades at or about the same time, altering trading patterns and affecting market liquidity. Furthermore, the profit potential of trend-following systems may be diminished by the changing character of the markets, which may make historical price data (on which technical trading systems are based) only marginally relevant to future market patterns.

     Forward Trading

The Fund will trade currencies in the forward in addition to in the futures markets. The forward markets are over-the-counter, not exchange, markets, and in trading in these markets, the Fund will be dependent on the credit standing of the counterparties with which it trades, without the financial support of any clearinghouse system. In addition, the prices offered for the same forward contract may vary significantly among different forward market participants. Forward market counterparties are under no obligation to enter into forward transactions with the Fund, including transactions through which the Fund is attempting to liquidate open positions.

     Exchange of Futures for Physicals

The Trading Advisor may engage in EFP transactions. An EFP permits positions to be established in the forward or cash markets during off-hours when futures exchanges are closed or at prices different from those prevailing on the exchange, which positions are then exchanged for futures contracts. The pricing of EFPs may, accordingly, vary from the pricing of exchange-traded futures, and additional transaction costs are included in exchanging the forward or cash position for the equivalent futures position.

     Increased Assets Under Management

There appears to be a tendency for the rates of return achieved by managed futures advisors to decline as assets under management increase. The aggregate capital committed to the managed futures sector in general is also at an all-time high. The more capital that is traded in these markets, the greater the competition for a finite number of positions and the less the profit potential for all strategies.

     No Assurance of Trading Advisor's Continued Service

Although the Trading Advisor will commit to manage the Fund for a certain period of time, there is no assurance that the Trading Advisor will be willing or able to continue to provide advisory services to the Fund.

The Manager may at any time terminate the Trading Advisor and dissolve the Fund.

     Loss of Trading Advisor Principals

If the services of any of the Trading Advisor's principals became unavailable, the Fund could sustain losses and/or be required to liquidate.

     Trading Advisor Risk

The Fund is subject to the risk of the bad judgment, negligence or misconduct of the Trading Advisor. There have been a number of instances in recent years in which private investment funds have incurred substantial losses due to manager misconduct.

     Trade Execution Risk

The Trading Advisor may use executing brokers unaffiliated with Merrill Lynch. In the event of a trading error, the Fund may have no effective remedy against such executing brokers.

     Changes in Trading Strategy

The Trading Advisor may make material changes in its trading strategies without the knowledge of the Manager. Particularly given the "black box" character of many managed futures strategies, it is virtually impossible for the Manager to detect strategy changes.

     Illiquid Markets

Certain positions held by the Fund may become illiquid, preventing the Trading Advisor from acquiring positions otherwise indicated by its strategy or making it impossible for the Trading Advisor to close out positions against which the market is moving.

Certain futures markets are subject to "daily price limits," restricting the maximum amount by which the price of a particular contract can change during any given trading day. Once a contract's price has moved "the limit," it may be impossible or economically non-viable to execute trades in such contract. From time to time, prices have moved "the limit" for a number of consecutive days, making it impossible for traders against whose positions the market was moving to prevent large losses.

     Possible Effects of Speculative Position Limits

The CFTC and the United States commodities exchanges have established limits referred to as "speculative position limits" on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on United States commodities exchanges. All accounts owned or managed by the Trading Advisor will be combined for position limit purposes. The Trading Advisor could be required to liquidate positions held for the Fund in order to comply with such limits. Any such liquidation could result in substantial costs to the Fund.

     Redemptions Restricted

Investors' limited ability to redeem Units could result in there being a substantial difference between a Unit's redemption value and its net asset value as of the date by which irrevocable redemption requests must be received.

     Trading on Non-U.S. Exchanges

The Trading Advisor trades extensively on non-U.S. exchanges. These exchanges are not regulated by any United States governmental agency. The Fund could incur substantial losses trading on foreign exchanges to which it would not have been subject had the Trading Advisor limited its trading to U.S. markets.

The profits and losses derived from trading foreign futures and options will generally be denominated in foreign currencies; consequently, the Fund will be subject to a certain degree of exchange-rate risk in trading such contracts.

The U.S. tax treatment of foreign futures trading is adverse compared to the tax treatment of U.S. futures trading.

     No Representation of Investors

Prospective Investors have not been represented in any of the negotiations relating to the formation of FuturesAccess or the determination of any of its business terms. The business terms of the Fund also were not negotiated at arm's-length with any Investor.

     Conflicts of Interest

The Fund is subject to a number of material actual and potential conflicts of interest, raising the possibility that Investors will be disadvantaged to the benefit of the Manager, the Trading Advisor or their respective principals and affiliates. No formal policies or procedures have been adopted to resolve these conflicts.

     The Manager


The Manager is subject to conflicts of interest in selecting the Trading Advisor because MLPF&S and MLIB will receive more transactional revenues the more frequently the Trading Advisor trades, and because the Manager will receive a share of the Management owed to the Trading Advisor.

Merrill Lynch may invest all or a portion of the initial capital needed to permit the Fund to begin trading before sufficient client capital has been raised to meet the Fund's minimum capitalization, although it is not obligated to do so. Merrill Lynch has a conflict of interest in determining whether to provide seed capital to the Fund and in what amount because Merrill Lynch derives economic benefits from the operation of the Fund.

     Trading Advisors

The Trading Advisor devotes only such time to the business of the Fund as it determines is necessary. The Trading Advisor and its principals are entitled to engage, and do engage, in a number of other activities, including, for example, managing other discretionary accounts and managed futures funds. Accordingly, conflicts may arise with respect to the time and resources that the Trading Advisor and its principals may devote to the Fund.

The Trading Advisor may have financial and other incentives to prefer certain accounts over the Fund.

The Trading Advisor may have financial or other incentives to use certain executing brokers for the Fund.

     Proprietary Trading

MLAI, MLPF&S, the Trading Advisor and their respective principals and employees may trade futures and forward contracts for their own accounts. The records of such trading will not be made available to Investors.

Risk of Loss Due to the Bankruptcy or Failure of One of the Counterparties, Brokers and Exchanges

The Fund is subject to the risk of the insolvency of its counterparties (such as broker-dealers, futures commission merchants, banks or other financial institutions, exchanges or clearinghouses).

The Fund's assets could be lost or impounded during a counterparty's bankruptcy or insolvency proceedings and a substantial portion or all of the Fund's assets may become unavailable to it either permanently or for a matter of years. Were any such bankruptcy or insolvency to occur, the Manager might decide to liquidate the Fund or suspend, limit or otherwise alter trading, perhaps causing the Fund to miss significant profit opportunities.

There are increased risks in dealing with offshore brokers and unregulated trading counterparties, including the risk that assets may not benefit from the protection afforded to "customer funds" deposited with regulated brokers and dealers. The Trading Advisor may be required to post margin for its foreign exchange transactions with foreign exchange dealers who are not required to segregate customer funds. In the case of a counterparty's bankruptcy or inability to satisfy substantial deficiencies in other customer accounts, the Trading Advisor may recover, even in respect of property specifically traceable to the Trading Advisor's account, only a pro rata share of all property available for distribution to all of such broker's or dealer's customers.

Many of the markets in which the Trading Advisor effects its transactions are "over-the-counter" or "inter-dealer" markets. The participants in these markets typically are not subject to the type of strict credit evaluation and regulatory oversight applicable to members of "exchange-based" markets, and transactions in these markets typically are not settled through exchanges or clearinghouses that guarantee the trades of their participants. Rather, the responsibility for performing under a particular transaction rests solely with the counterparty to such transactions. To the extent the Trading Advisor invests in swaps, derivatives or synthetic instruments or other over-the-counter transactions in these markets, the Trading Advisor's account is subject to the credit risk of the parties with which it trades and deposits collateral. The Trading Advisor's account is also subject to the risk that a counterparty may not settle a transaction because such counterparty is unwilling or unable to do so (for example, because of a credit or liquidity problem affecting the counterparty), potentially resulting in significant losses -- perhaps in respect of an offsetting position on which the Trading Advisor's account remains obligated to perform.

The Manager has no control over selection of counterparties by the Trading Advisor, and the Trading Advisor is generally not restricted from dealing with any particular counterparty (regulated or unregulated) or from concentrating any or all of their transactions with a single counterparty or limited number of counterparties. In addition, the Manager has no ability to assess the extent to which the Trading Advisor maintains its assets in unregulated accounts subject to the bankruptcy of the counterparties holding such assets.

     Regulatory Changes Could Restrict the Fund's Operations

The Fund implements speculative, highly leveraged strategies. From time to time there is governmental scrutiny of these types of strategies and political pressure to regulate their activities. For example, foreign governments have from time to time blamed the declines of their currencies on speculative currency trading and imposed restrictions on speculative trading in certain markets.

Regulatory changes could adversely affect the Fund by restricting their markets, limiting their trading and/or increasing the taxes to which Investors are subject. The Manager is not aware of any pending or threatened regulatory developments which might adversely affect the Fund. However, adverse regulatory initiatives could develop suddenly and without notice.

     Dilution of an Investor's Economic Interest

An Investor's economic interest in FuturesAccess or in the Fund is subject to dilution in certain cases. For example, an existing Investor in the Fund at a time that the Fund has a loss carryforward will have its economic interest diluted if a new Investor subscribes to the Fund, reducing the per Unit loss carryforward otherwise outstanding with respect to the calculation of the Fund's Performance Fee. Existing Investors' interests in Performance Fee reversals are similarly diluted by subsequent subscriptions.

     Performance Fees

The Performance Fees paid to the Trading Advisor may give it an incentive to engage in more speculative investing and trading strategies in an effort to increase its rate of return and the Performance Fees received.

The fact that the Manager shares in the performance fees paid to FuturesAccess Trading Advisors may create an incentive for the Manager to select particular Trading Advisors and/or take or omit to take certain actions with respect to the FuturesAccess Funds which MLAI would not otherwise have done.

Performance Fees are not calculated on the basis of any individual Investor's investment experience but rather on the basis of the performance of the Fund as a whole.

     Mandatory Redemptions

The Fund will mandatorily redeem all of its outstanding Units in the event that the amount of assets invested in the Fund declines to a level such that the Manager believes that the continued operation of the Fund would be impracticable, imprudent or uneconomical. The Fund may also redeem the Units held by any particular Investor if the Manager determines that (a) such Investor's continued holding of Units could result in adverse consequences to the Fund, (b) such Investor has a history of excessive exchanges between different FuturesAccess Funds that is contrary to the purpose and/or efficient management of FuturesAccess, (c) such Investor's investment in the Units, or investment in FuturesAccess, is below the minimum level established by the Manager (including any increase in such minimum level that may be implemented by the Manager in the future), or (d) for any other reason.

Mandatory redemption of an Investor's Units could occur before such Units have had a realistic chance of being profitable.

     Limits of Risk Disclosures

The futures and forward markets, the Trading Advisor's strategies and prevailing economic conditions are continually changing. Furthermore, the Trading Advisor's strategies are proprietary and confidential. The foregoing summary list of risk factors may not reflect all the speculative risks to which the Fund may be subject. Prospective Investors must be aware that they may lose all or substantially all of their investment in the Fund or any other FuturesAccess Fund.

                                   * * * * *

THE FOREGOING RISK FACTORS DO NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN INVESTING IN THE UNITS. PROSPECTIVE SUBSCRIBERS SHOULD READ THE ENTIRE FUTURESACCESS CONFIDENTIAL PROGRAM DISCLOSURE DOCUMENT AND CONSULT WITH THEIR LEGAL, TAX AND FINANCIAL ADVISORS BEFORE DETERMINING WHETHER TO INVEST IN THE FUND.

PROSPECTIVE INVESTORS SHOULD NOT CONSIDER INVESTING IN THE FUND IF THEY ARE UNABLE TO FULLY UNDERSTAND, OR ARE UNWILLING AND FINANCIALLY UNABLE TO ASSUME, THE SUBSTANTIAL RISKS INVOLVED IN INVESTING IN THE FUND, WHICH INCLUDE THE RISK OF LOSING ALL OR SUBSTANTIALLY ALL OF THEIR INVESTMENT.

BECAUSE THE TRADING ADVISOR'S STRATEGIES ARE PROPRIETARY AND CONFIDENTIAL, ONLY THE MOST GENERAL DESCRIPTION OF THE RISKS INVOLVED IN THE OPERATION OF THE FUND IS POSSIBLE HEREIN. NO SUCH DESCRIPTION CAN FULLY CONVEY THE RISKS OF THE HIGHLY-LEVERAGED STRATEGIES WHICH THE TRADING ADVISOR IMPLEMENTS.


Item 2: FINANCIAL INFORMATION

     Selected Financial Data. The Fund commenced operations on April 1, 2007 and financial data is unavailable as of June 22, 2007.

Item 3: PROPERTIES

The Fund does not own or use any physical properties in the conduct of its business.

The Fund's administrative office is the administrative offices of the Manager
- Princeton Corporate Campus, 800 Scudders Mill Road - Section 2G, Plainsboro, New Jersey 08536.

The Fund's assets currently consist of futures and other contracts, cash and U.S. Treasury Bills.

Item 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners.

As of June 22, 2007, the beneficial ownership of securities in the Fund by a person or "group" (as defined in Section 13(d)(3) of the Exchange Act) of more than 5% of the Units was as follows:


Title of Class             Name and Address   Amount and Nature          Percent of Class
--------------             of Owner           of Ownership               ----------------
                           ----------------   -----------------
Class D Units              ML Systematic      12,000,000 Units /         100%
                           Momentum           Direct Ownership
                           FuturesAccess LLC


Security ownership of management.

As of June 22, 2007, the ownership of securities in the Fund by management was as follows:


Title of Class             Name and Address   Amount and Nature          Percent of Class
--------------             of Owner           of Ownership               ----------------
                           ----------------   -----------------
Class D Units              Merrill Lynch      12,000,000 Units*          100%
                           Alternative
                           Investments LLC


*In addition to acting as Manager of the Fund, Merrill Lynch Alternative Investments LLC acts as manager of ML Systematic Momentum FuturesAccess LLC, which owns 100% of the Units of the Fund, and therefore has dispositive power with respect to the Units owned by ML Systematic Momentum FuturesAccess LLC.

As of June 22, 2007, the principals of the Manager did not own any Units, the Trading Advisor did not own any Units, and none of the Manager, its principals or the Trading Advisor had the right to acquire beneficial ownership of any Units.

Changes in Control

There have been no changes in control of the Fund.

Item 5: DIRECTORS AND EXECUTIVE OFFICERS

Identification of directors and executive officers.

As a limited liability company, the Fund itself has no officers or directors and is managed by the Manager. Trading decisions are made by the Trading Advisor on behalf of the Fund.

The principal officers of the Manager and their business backgrounds are as follows.

ROBERT D. OLLWERTHER       Vice President, Chief Operating Officer and Manager

ROBERT M. ALDERMAN         Manager

ANDREW B. WEISMAN          Manager

STEVEN B. OLGIN            Vice President and Manager

CHRISTOPHER J. CASTANO     Vice President and Manager

BARBRA E. KOCSIS           Chief Financial Officer

SHAWN T. WELLS             Vice President

Robert D. Ollwerther is Chief Operating Officer for and a Manager of the Manager. He is responsible for Finance, Operations, Technology and Administration for this business which invests in hedge funds. He has over 20 years of experience in the securities industry. He began his career with Coopers & Lybrand, CPAs. Since joining Merrill Lynch in 1981, he has primarily served in Finance positions in the U.S. and abroad, including Chief Financial Officer for Europe, the Middle East and Africa, Chief Financial Officer for Latin America and Canada, Chief Financial Officer of Global Equity Markets, Director of Institutional and International Audit and Manager of ML & Co. Financial Reporting. He holds a Bachelor of Science in Accounting from Fairfield University and a Master of Business Administration from New York University, and is a Certified Public Accountant.

Robert M. Alderman is a Managing Director of Merrill Lynch Global Private Client, and a Vice President and a Manager of the Manager. He is responsible for coordinating a global sales effort and managing the retail product line, which includes hedge funds, private equity opportunities, managed futures funds and exchange funds. Prior to re-joining Merrill Lynch and the International Private Client Group in 1999, he was a partner in the Nashville, Tennessee-based firm of J.C. Bradford & Co. where he was the Director of Marketing, and a National Sales Manager for Prudential Investments. Mr. Alderman first joined Merrill Lynch in 1987 where he worked until 1997. During his tenure at Merrill Lynch, Mr. Alderman has held positions in Financial Planning, Asset Management and High Net Worth Services. He received his Master of Business Administration from the Carroll School of Management, Boston College and a Bachelor of Arts from Clark University.

Andrew B. Weisman is a Manager of the Manager and is head of the Consolidated Investment Analytics group of the Manager's Hedge Fund Development and Management Group ("HFDMG"). Mr. Weisman joined Merrill Lynch in August 2005. From April 2002 to July 2005, Mr. Weisman was a partner and director of research for Stradivarius Capital Management, and from January 1998 until April 2002, he served as Chief Investment Officer of Nikko Securities International ("Nikko"). Mr. Weisman holds a Master of International Affairs and a Bachelor of Arts from Columbia University.

Steven B. Olgin is a Managing Director of Merrill Lynch Global Private Client, and a Vice President and a Manager of the Manager. Before joining the Manager in 1994, Mr. Olgin was an associate of the law firm of Sidley & Austin 1986 until 1994. Mr. Olgin graduated from The American University with a Bachelor of Science in Business Administration and a Bachelor of Arts in Economics, and received his Juris Doctor from The John Marshall Law School. Mr. Olgin was a member of the Managed Funds

Association's Government Relations Committee and has served as an arbitrator for the National Futures Association.

Christopher J. Castano is the Director of Alternative Investments for Merrill Lynch's Private Banking and Investment Group, and a Vice President and Manager of the Manager. Prior to joining Merrill Lynch in 2001, Mr. Castano worked for Square Foot, LLC from 1999-2000, where he held several positions related to downtown consulting and urban redevelopment. From 1995 to 1999, Mr. Castano was an associate in the law firm of Waters, McPherson, McNeill. Prior to that, he clerked in the Appellate Division of the New Jersey Superior Court. Mr. Castano received his Juris Doctor from Seton Hall School of Law and a Bachelor of Arts from Villanova University. Mr. Castano is a member of the New Jersey Bar.

Barbra E. Kocsis is the Chief Financial Officer for the Manager and a Director within the Merrill Lynch Global Private Client Global Infrastruction Solutions group, positions she has held since October 2006. Prior to serving in her current roles, she was the Fund Controller of the Manager from May 1999 to September 2006. Before joining the Manager, Ms. Kocsis held various accounting and tax positions at Derivatives Portfolio Management LLC from May 1992 until May 1999, at which time she held the position of accounting director. Prior to that, she was an associate at Coopers & Lybrand in both the audit and tax practices. She graduated cum laude from Monmouth College with a Bachelor of Science in Business Administration - Accounting.

Shawn Wells is a Vice President of the Manager and the General Counsel for Merrill Lynch's Hedge Development & Management Group, a position he has held since October 2005. Prior to that time, Mr. Wells served as Senior Associate General Counsel Franklin Templeton Investments, serving as Chief Counsel of the firm's International and Alternative Strategies divisions from October 1996 to December 1997 and again from September 1998 to October 2005. Mr. Wells is a Certified Public Accountant, and received a BBA in Finance and Accounting from the University of Texas at Austin, and his JD from Southern Methodist University, where he was an editor of the SMU Law Review.

The following individual, though not an officer of the Manager, also performs certain policy-making functions with respect to the Manager:

William Marr is a Managing Director of Merrill Lynch's Hedge Fund Development and Management Group. Prior to joining Merrill Lynch in May 2006, Mr. Marr was Managing Director and Global Head of Alternative Investments for Julius Baer Investment Management, LLC, which he joined in July 2002 after serving as Senior Vice President and Head of FX Trading and Sales at Bank Julius Baer. Prior to joining Bank Julius Baer in 1998, Mr. Marr was Vice President of FX Hedge Fund Development at AIG International. From 1990 to 1997, Mr. Marr actively traded and managed FX cash, futures, forwards and derivatives for Credit Commerciale de France (1995-1997), UBS (1994-1995) and Bankers Trust (1990-1994). He received a Bachelor of Arts from Bowdoin College.

In addition to serving as Manager to the Fund and other funds that are part of the FuturesAccess Program, the Manager acts as general partner to another public futures fund whose units of limited partnership interest are registered under the Exchange Act: ML Select Futures I, L.P. Because the Manager serves as the sole general partner of this fund, the officers and managers of the Manager effectively manage it as officers and directors of such fund. Prior to December 31, 2003, the Manager (while still known as MLIM Alternative Strategies LLC) acted as general partner of six public futures funds whose units of limited partnership interest are registered under the Securities Exchange Act of 1934.

Principal of the Trading Advisor.

The principals of the Trading Advisor and their business backgrounds are as follows:

R. Jerry Parker, Jr. is the Chairman of the Board of Directors and the Chief Executive Officer of the Trading Advisor and Chesapeake Holding Company, a Virginia corporation that owns all of the issued and outstanding shares of stock of the Trading Advisor. Mr. Parker has overseen the Trading Advisor's operations and its trading since its inception, and is the Trading Advisor's trading principal. Mr. Parker received a Bachelor of Science degree in Commerce, with an emphasis in Accounting, from the University of Virginia in January 1980. Mr. Parker worked in the accounting field for four years after graduating from college and became a licensed Certified Public Accountant in Virginia in 1982. From November 1983 until January 1987, Mr. Parker was employed as an exempt CTA by Mr. Richard J. Dennis, a principal and shareholder of Richard J. Dennis & Company, a Chicago-based CTA and a CPO registered with the CFTC, in his "Turtle" training program. From January 1987 until February 1988, Mr. Parker traded for Mr. Thomas Dennis as an exempt CTA. From November 1983 through February 1988, Mr. Parker had complete discretionary trading authority over a futures portfolio of U.S. $1 million to U.S. $1.5 million. In February 1988, Mr. Parker ceased trading for Mr. Thomas Dennis and formed the Trading Advisor, which, as of June 30, 2006, managed approximately U.S. $1.95 billion ("notional" funds included) of client funds. Mr. Parker also has been a registered principal of Vandelay Capital Management LLC since May 2004.

John M. Hoade is the President and the Secretary of the Trading Advisor and Chesapeake Holding Company. Mr. Hoade received a Bachelor of Science degree in Business Administration from Lynchburg College in 1978. From September 1976 through December 1990, Mr. Hoade was employed by Thurston Metals, Inc., located in Lynchburg, Virginia, in sales, marketing and general management. Mr. Hoade joined the Trading Advisor in December 1990 to direct its operations and marketing efforts.

Robert S. Parker, Jr. is the Chief Legal Counsel of the Trading Advisor. Mr. Parker received his Bachelor of Science degree in Commerce, with an emphasis in Accounting, from the University of Virginia in 1965. Mr. Parker worked in the accounting field for two years and became a Certified Public Accountant in Virginia. He then attended law school at the College of William and Mary where he received a Juris Doctor degree in 1970. Mr. Parker has been engaged in the practice of law since then, with an emphasis in tax and business matters, including 13 years with Hunton & Williams where Mr. Parker was a partner. Mr. Parker has been Chief Legal Counsel of the Trading Advisor since February 1996.

Involvement in certain legal proceedings

During the five years preceding the date of this filing, there have been no material administrative, civil or criminal actions, including actions pending, on appeal or concluded, against the Trading Advisor, the Manager or their respective principals.

Item 6: EXECUTIVE COMPENSATION

The officers of the Manager are remunerated by Merrill Lynch in their respective positions. The Fund does not itself have any officers, directors or employees. As described in Item 1 above, the Fund pays the Manager, MLPF&S, MLIB and the Trading Advisor various forms of compensation for the services performed for the Fund described above. The officers receive no "other compensation" from the Fund. There are no compensation plans or arrangements relating to a change in control of either the Fund or the Manager.

Item 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions Between Merrill Lynch and the Fund

Many of the service providers to the Fund are affiliates of Merrill Lynch, although the Trading Advisor is not an affiliate of Merrill Lynch. The Manager negotiated with the Trading Advisor over the level of the Fund's Management Fee and Performance Fee. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

As noted above, the Fund pays Merrill Lynch substantial brokerage commissions, administrative fees, selling commissions and bid-ask spreads on forward currency trades.

Within the Merrill Lynch organization, the Manager is the beneficiary of the revenues received by different Merrill Lynch entities from the Fund. The Manager controls the management of the Fund and serves as its promoter. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

The Manager pays substantial selling commissions and trailing commissions to MLPF&S for distributing the Units. The Manager is ultimately paid back for these expenditures from the revenues it receives from the Partnership.

Certain Business Relationships

MLPF&S, an affiliate of the Manager, acts as the principal commodity broker for the Fund. Additionally, the Manager and its affiliates may have derived certain economic benefits from possession of the Fund's assets, as well as from foreign exchange and exchange for physical trading.

See Item 1 "Narrative Description of Business -- Charges" for a discussion of other business dealings between the Manager and the Fund.

Indebtedness of Management

The Fund is prohibited from making any loans to management or otherwise.

Item 8: LEGAL PROCEEDINGS

There have been no administrative, civil or criminal actions, whether pending or concluded, against Merrill Lynch or any of its individual principals during the past ten years which would be considered "material" as that term is used in Item 103 of Regulation S-K, except as described below:

On April 6, 2000, MLPF&S consented to an Order Instituting Administrative Proceedings, Making Findings of Fact, Issuing a cease-and-desist order, and Imposing Remedial Sanctions by the SEC, in a matter captioned, "In the Matter of Merrill Lynch, Pierce, Fenner & Smith Incorporated," SEC Administrative Proceeding File No. 3-10180, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S had willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act. MLPF&S agreed to cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act, and to pay a total of $5.6 million in penalties and other payments.

On May 21, 2002, MLPF&S, with no admission of wrongdoing or liability, agreed to pay $48 million to the State of New York, $50 million to the remaining states, Washington, D.C. and Puerto Rico and $2 million to the North American Securities Administrators Association relating to an investigation conducted by the New York Attorney-General concerning research practices.

On March 19, 2003, Merrill Lynch & Co., Inc., the parent company and an approved person of MLPF&S, consented to an injunctive action instituted by the SEC. In its complaint, the SEC alleged that, in 1999, Merrill Lynch aided and abetted Enron Corp.'s ("Enron") violations of Sections 10(b), 13(a), 13(b)(2) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-3 and 13b2-1 thereunder, as a result of Merrill Lynch engaging in certain year-end transactions designed and proposed by Enron. Without admitting or denying the allegations, Merrill Lynch consented to the entry of an injunction enjoining it from violating the above-referenced provisions, and agreed to pay disgorgement, penalties and interest in the amount of $80 million. In its release announcing the settlement, the SEC acknowledged that in agreeing to resolve this matter on the terms described above, the SEC took into account certain affirmative conduct by Merrill Lynch.

In April 2003, MLPF&S entered into a settlement with the SEC, the NASD and the New York Stock Exchange ("NYSE") as part of a joint settlement with the SEC, the NASD and the NYSE arising from a joint investigation by the SEC, the NASD and the NYSE into research analyst's conflicts of interest. Pursuant to the terms of the settlement with the SEC, NASD and NYSE, MLPF&S, without admitting or denying the allegations, consented to a censure. In addition, MLPF&S agreed to a payment of: (i) $100 million, which was offset in its entirety by the amount already paid by MLPF&S in the related proceeding with the State of New York and the other states; (ii) $75 million to fund the provision of independent research to investors; and (iii) $25 million to promote investor education. The payments for the provision of independent research to investors and to promote investor education were required to be made over the course of the five years after the settlement. MLPF&S also agreed to comply with certain undertakings.

Additionally, Merrill Lynch has been involved in certain administrative proceedings with the SEC, including those described below.

On January 11, 1999, Merrill Lynch, without admitting or denying the findings contained therein, consented to the issuance of an Order by the SEC in which the SEC found that Merrill Lynch engaged in or caused fraudulent quotations in certain Nasdaq securities, failed to keep accurate books and records for certain transactions, and failed to exercise reasonable supervision. Based on these findings, the Order required that Merrill Lynch: (i) cease and desist from committing or causing any violation or future violations of Sections 15(c)(1) and (2) and 17(a) of the Exchange Act; (ii) pay a civil penalty of $472,500; (iii) provide a description of policies and procedures to an independent consultant and implement any recommended changes, if any, required by the independent consultant.

On August 24, 1998, Merrill Lynch, without admitting or denying the findings contained therein, consented to the issuance of an Order by the SEC in which the SEC found that Merrill Lynch engaged in negligent conduct in its underwriting of municipal securities issued by entities related to Orange County, California in 1994. Based on these findings, the Order required that Merrill Lynch: (i) cease and desist from committing or causing any violation or future violation of Sections 17(a)(2) and (3) of the Securities Act,
Section 15B(c)(1) of the Exchange Act, and Municipal Securities Rulemaking Board Rule G-17; (ii) pay a civil money penalty in the amount of $2 million; and (iii) maintain the policies and procedures relating to municipal securities underwriting that it had implemented before institution of the Order.

Item 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market information

There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Operating Agreement. As of June 22, 2007, ML Systematic Momentum FuturesAccess LLC held 12,000,000 Class D Units in the Fund, representing 100% of the Fund's outstanding Units.
Dividends

The Manager has sole discretion in determining what distributions, if any, the Fund will make to its Investors.

Item 10: RECENT SALES OF UNREGISTERED SECURITIES

     Between the Fund's inception and June 22, 2007, the Fund issued Units at monthly closings as set forth in the following chart.


------------------------------- ---------------------------- ---------------------------- ----------------------------
       Date of Closing:                  Number of              Number of Units Sold:      Aggregate Offering Price:
                                        Investors:
------------------------------- ---------------------------- ---------------------------- ----------------------------
        March 30, 2007                       1                       12,000,000                  $12,000,000

------------------------------- ---------------------------- ---------------------------- ----------------------------


Each of the foregoing Units was privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration provided by Rule 506 under the Securities Act. No underwriting discounts or underwriting commissions were paid in connection with such sales.

Item 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The securities to be registered consist of Units of Limited Liability Company Interests.

The Fund's Operating Agreement effectively gives the Manager full control over the management of the Fund. Investors have no voice in its operations. The Manager is exculpated and indemnified by the Fund against claims sustained in connection with the Fund, provided that such claims were not the result of gross negligence or intentional misconduct and that the Manager determined that such conduct was in the best interests of the Fund.

Although Investors have no right to participate in the control or management of the Fund, they are entitled to: (i) vote on or approve certain changes to the Operating Agreement or the term of the Fund, (ii) receive annual audited financial statements, monthly information as the CFTC requires and timely tax information; (iii) inspect the Fund's books and records; (iv) redeem Units; and (v) remove the Manager as manager of the Fund in accordance with the procedure as set forth in the next paragraph.

Upon at least 60 days written notice to the Manager and all investors in the Fund, the Manager may be required to withdraw as manager of the Fund by a vote of members owning not less than 50% of the Units of the Fund. Any such removal will be effective as of the end of the calendar quarter in which such vote occurs.

Investors or their duly authorized representatives may inspect the Fund's books and records, for any purpose reasonably related to their status as members in the Fund, during normal business hours upon reasonable written notice to the Manager. They may obtain copies of such records upon payment of reasonable reproduction costs.

The Operating Agreement provides for the economic and tax allocations of the Fund's profit and loss. Capital accounts have been established for each Unit, and for the Manager on a Unit-equivalent basis. Economic allocations are based on investors' capital accounts (including the Manager's capital account), and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to Investors who redeem at a profit. For the purposes of maintaining capital accounts, amounts payable to the Manager for items such as services fees are treated as if paid or payable to a third party and are not credited to the capital account or interest held in the Fund held by the Manager.

The Manager may amend the Operating Agreement in any manner not adverse to the Investors without obtaining their consent. These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations or any other changes the Manager deems advisable.

The Fund has agreed to indemnify the Manager, as manager, for actions taken on behalf of the Fund, provided that the Manager's conduct was in the best interests of the Fund and the conduct was not the result of gross negligence or intentional misconduct.

     Dividend Rights. Distributions may be made in the Manager's discretion, although it does not contemplate making any.

     Redemption Provisions. Units may be redeemed as of the end of any calendar month upon 10 days' oral or written notice. Investors who have Merrill Lynch customer securities accounts may give such notice by contacting their Merrill Lynch Financial Advisor, orally or in writing; Investors who no longer have a Merrill Lynch customer securities account must submit written notice of redemption, with signature guaranteed by a United States bank or broker-dealer, to the Manager. The Fund does not charge a redemption fee. Units are redeemable at the net asset value thereof as of the close of business on the date of their redemption, minus any accrued fees (including Performance Fees) and brokerage commissions, and payment will be distributed generally approximately 10 business days after the effective date of redemption, although there can be no assurance of the timing of such payment.

     Voting Rights. None of the Units carry any voting rights. However, the owners of the Units do have the power to approve the dissolution of the Fund at a specified time and to approve an amendment to the Operating Agreement by obtaining the consent of more than fifty percent of the aggregate value of the Units then owned by the Investors.

     Liquidation Rights. Upon the occurrence of an event causing the dissolution of the Fund, payment of creditors and distribution of the Fund's assets will be effected as soon as practicable in accordance with the Delaware Limited Liability Company Act. In such event, the Manager and each Investor will share in the assets of the Fund pro rata in accordance with its or his respective interests in the Fund, less any amount owing by such Investor to the Fund.

     Liability Imposed on the Stockholders. Except as otherwise provided by law, liability of Investors for the liabilities of the Fund is limited to the capital contribution of the Investor plus its or his share of undistributed profits and assets, if any, including any obligation under law to return to the Fund distributions and returns of contributions.

     Restriction on Alienability. Units are subject to restriction on alienability. Assignment, transfer or disposition of any Units or part or all of any right, title or interest in the capital or profits of the Fund by an Investor may only be effected by giving written notice to and receiving the written consent of the Manager and must be in compliance with federal and state securities laws.

     Other Securities. Securities to be registered consist of Units of Limited Liability Company Interest.

Item 12: INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Fund shall indemnify and hold harmless the Manager, its affiliates, and their respective officers, employees, representatives and agents (each, a "Manager Party" and, collectively, the "Manager Parties") from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Fund; provided, that the conduct or omission which led to such claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Manager Party.

The Fund shall advance payments asserted by a Manager Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due, provided, that such Manager Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is finally determined not to be due.

Whether or not a Manager Party is entitled to indemnification shall be determined by the judgment of independent counsel as to whether such Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Investor's activities, obligations or liabilities unrelated to the Fund's business, such Investor shall indemnify and reimburse the Fund for all loss and expense incurred, including attorneys' fees.

Item 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Fund commenced operations on April 1, 2007, and financial data is unavailable as of June 22, 2007.

Item 14: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

Item 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)  Exhibits

The following documents (unless otherwise indicated) are filed herewith and made part of this Registration Statement.


------------------------------------- ----------------------------------- -----------------------------------
Exhibit Designation                   Description                         Page Number
-------------------                   -----------                         -----------
------------------------------------- ----------------------------------- -----------------------------------
3.1                                   Certificate of Formation of ML
                                      Chesapeake FuturesAccess LLC
------------------------------------- ----------------------------------- -----------------------------------
4.1                                   Limited Liability Company
                                      Operating Agreement of ML
                                      Chesapeake FuturesAccess LLC
------------------------------------- ----------------------------------- -----------------------------------
4.2                                   FuturesAccess Program
                                      Subscription and Exchange
                                      Agreement and Signature Pages
------------------------------------- ----------------------------------- -----------------------------------
10.1                                  Draft Customer Agreement between
                                      ML Chesapeake FuturesAccess LLC
                                      and Merrill Lynch, Pierce, Fenner
                                      & Smith Incorporated
------------------------------------- ----------------------------------- -----------------------------------


                                                      36


------------------------------------- ----------------------------------- -----------------------------------
10.2                                  Selling Agreement among ML
                                      Chesapeake FuturesAccess LLC,
                                      Merrill Lynch, Pierce, Fenner &
                                      Smith Incorporated and Merrill
                                      Lynch Alternative Investments LLC
------------------------------------- ----------------------------------- -----------------------------------


SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 22, 2007

                                 ML CHESAPEAKE FUTURESACCESS LLC

                                 By: Merrill Lynch Alternative Investments LLC
                                     Manager



                                 By: /s/ Barbra E. Kocsis
                                     ----------------------------
                                 Name:  Barbra E. Kocsis
                                 Title: Chief Financial Officer



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